Exhibit 3.1

FORM OF

CERTIFICATE OF CONVERSION

FROM A LIMITED LIABILITY COMPANY TO A

CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

1.	The jurisdiction where the Limited Liability Company first was formed is:

Delaware

2.	The jurisdiction immediately prior to filing this Certificate is:

Delaware

3.	The date the Limited Liability Company first was formed is:

January 23, 2006

4.	The name of the Limited Liability Company immediately prior to filing this Certificate is:

Imperial Resources, LLC

5.	The name of the Corporation as set forth in the Certificate of Incorporation is:

Empire Energy Holdings, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company has executed this Certificate on the _____ day of _____________, A.D. 2014.

IMPERIAL RESOURCES, LLC

By:
Name: Bruce McLeod
Title: CEO